Exhibit 99.1

Contact:

Catherine Taylor
Director of Investor Relations
NetScout Systems, Inc.
978-614-4286
IR@netscout.com

NetScout Systems Chairman and Co-Founder Narendra Popat to Retire
Co-Founder and CEO Anil Singhal Also Elected Chairman

WESTFORD, Mass., January 3, 2007 - NetScout Systems, Inc. (NASDAQ: NTCT), a leading provider of network performance management solutions, today announced that Narendra Popat, Chairman of the Board of Directors and Secretary of the company, intends to retire as an officer and director of the company on January 19, 2007 to spend more time with his family. Upon his retirement, Mr. Popat will become an advisor to NetScout’s Chief Executive Officer, Anil K. Singhal. The company’s Board of Directors voted to confer on Mr. Singhal the additional role of Chairman of the Board effective as of Mr. Popat’s retirement. The company also announced that Mr. Singhal entered into a new, three-year employment agreement with the company.
Mr. Popat and Mr. Singhal founded NetScout in 1984 and have been working side-by-side for over 22 years. During this time, Mr. Popat held various positions in the company, including President and Chief Operating Officer, in addition to his current positions. “Narendra and I have had a unique partnership over the past 22 years that will continue in the form of expert advice from Narendra on important matters affecting the company,” said Mr. Singhal. “Since the early days, Narendra has been a visionary and a vital contributor to the company’s success. While the company will miss his direct contributions on multiple fronts, his continued counsel will help keep NetScout in a strong financial, technological and competitive position.”
Looking forward, Mr. Singhal stated, “We are excited by NetScout’s opportunities for growth. Continuing, stable leadership will allow us to implement our business initiatives and strategies, to capitalize on our market opportunities and to enhance shareholder value.”

About NetScout Systems, Inc.

NetScout Systems, Inc. (NASDAQ: NTCT) is a market leader and pioneer of integrated network performance management products that unify performance across the enterprise. NetScout’s nGenius® Performance Management System is helping more than 3,000 leading companies increase their return on infrastructure investments by optimizing the performance of networks and applications according to business priorities. NetScout is headquartered in Westford, Massachusetts and has offices worldwide. Further information is available at http://www.netscout.com.

©2006 NetScout Systems, Inc. All rights reserved. NetScout and the NetScout logo, nGenius, and Quantiva are registered trademarks of NetScout Systems, Inc. Other brands, product names and trademarks are property of their respective owners.